Exhibit 10.1

Thryv Employee
Severance Package
(For Date of Notification on/after July 1, 2020)

Executive Vice-President

July 2020 Non-CA

TABLE OF CONTENTS

FORMS CHECKOFF SHEET AND KEY CONTACTS

SEPARATION AGREEMENT AND RELEASE

EXPLANATION OF SEVERANCE CALCULATION

CAREER SERVICES BENEFITS

COBRA

SEVERANCE PROGRAM SUMMARY PLAN DESCRIPTION (SPD)

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FORMS CHECKOFF SHEET

The following matrix indicates which forms are required to be submitted by you in order to process the payment of your severance from the Thryv Severance Program for EVPs and above (the “Severance Program”) and/or vacation pay, and to ensure receipt of the health benefits for which you are eligible under the Thryv Severance Program.

•	If these forms are not submitted by the required dates, you risk forfeiture of these benefits/payments.

•	If you submit your paperwork within the required timeframes but after your termination date, payment and/or benefits will likely be delayed.

•	Upon receipt and confirmation of your paperwork, your severance payment and benefits will be provided in accordance with the Severance Program.

ELECTRONIC SIGNATURE	WHEN	TO
Confidential Separation Agreement and Release (Pages 4-12) The Release must be electronically signed using AdobeSign.	You may electronically sign the release no earlier than your last day worked and no later than 01/08/2025.

KEY CONTACTS

Question	Telephone Number	Web Address
Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA): Thryv COBRA Benefits Center	1-956 Go Thryv, Option 3, 1	https://mythryvbenefits.com
Pension and Savings/401(k) Plans Savings/401(k): Fidelity Pension (Former YP Plan): CBIZ Pension (Former SuperMedia, Dex One and Dex Media Plans): Milliman	1-800-835-5095 1-844-977-3674 1-866-767-1212	http://www.netbenefits.com http://www.yppension.com http://millimanbenefits.com

Career Services (Lee Hecht Harrison)	1-888-224-4120	www.LHH.com

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CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release (“Agreement”) is entered into by and between James McCusker (“Individual”) and Thryv, Inc. (“Thryv” or the “Company”, as hereinafter defined).   Individual and Company collectively are referred to herein as the “Parties” or singularly as “Party.”

D E F I N I T I O N S:

For purposes of this Agreement:

“Individual” includes James McCusker and all dependents, heirs, executors, administrators, agents, and successors.

“Company” or “Thryv” includes Thryv Holdings, Inc., Thryv, Inc. and all their past and present partners, employees, attorneys, agents, including, without limitation, their assigns, representatives, designees, insurers, plan administrators, parent companies, subsidiaries, affiliates, and other related persons or entities, including their predecessors, successors, and equity and asset purchasers, together with its and their respective officers, directors, members, managers, shareholders, partners (general and limited), agents, owners, legal representatives, servants, and employees, and the assigns, heirs, privies, predecessors, successors, and insurers of each such person or entity in their individual, corporate, or official capacities, past and present.

“Effective Date” is the date Individual signs this Agreement.

R E C I T A L S:

WHEREAS, Company advised Individual it was eliminating Individual’s position with Company, effective 12/31/2024;

WHEREAS, the Parties have decided to resolve any dispute or difference Individual has against or with the Company, which the Company hereby denies;

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, including the recitals set forth above and the payment provided for herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Consideration.  Individual is voluntarily signing this document, which governs the terms of Individual’s separation from employment with the Company.  In full consideration for Individual’s signature and the promises by Individual as set forth in this Agreement, Company agrees to provide Individual with the following:

•	$1,083,750.00 (“Cash Severance”) payable on the schedule provided in Paragraph 3;
•	Prorated (if applicable) 2024 short-term incentive bonus, if any, calculated in accordance with the Thryv Short-Term Incentive Plan and based on final Company performance (“Prorated 2024 Bonus”);
•	Basic life insurance coverage paid by the Company for 18 months; and
•	Outplacement benefits for up to 1 year, as specified in the Severance Program.

Cash Severance (less applicable withholdings) will be payable on the schedule provided in Paragraph 3. Individual understands that if Individual refuses to sign this Agreement within twenty-one (21) days following Individual’s termination of employment or if Individual breaches or revokes this Agreement, Individual will not be entitled to the consideration mentioned above.

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2.           Last Day of Employment.  Individual’s employment with Company ends on 12/31/2024.

3.           Payment Date. The Company will pay the Cash Severance in equal installments on Company’s regularly scheduled payroll dates for a period of 78 weeks beginning as soon as administratively practicable following the date this Agreement becomes irrevocable, generally within 60 days after the date of Individual’s separation from service.

However, Individual understands that if Individual is under internal investigation for any reason, the separation payment(s) will be withheld until the investigation is complete. If it is determined that Individual has violated the Code of Conduct or that Individual’s employment should be terminated for cause, Individual agree that Individual is disqualified from receiving separation benefits described in this Agreement.

4.           General Release of Claims.

a.            In consideration of the payment and benefits described hereunder, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Individual, on behalf of Individual and Individual’s attorneys, agents, assigns, representatives, and designees, hereby knowingly, voluntarily, fully, finally, and completely SETTLES, RELEASES, AND FOREVER DISCHARGES the Company from each and every claim, dispute, demand, controversy, action, or cause of action, of whatever kind, character, or nature, known or unknown, arising from, relating to, or connected with acts or omissions at any time prior to and including the Effective Date.  Except for claims specifically reserved in paragraph 4(c), this general release includes without limitation all claims that in any way arise from, relate to, or are in any way connected with Individual’s employment with and/or separation from Company, including any claims for severance pay under any severance program or claims under any other compensation or benefit plan regardless of whether or not same (i) are presently known or unknown; (ii) have been specifically referenced, claimed, asserted, or made by either of the Parties; or (iii) are statutory, contractual, or common law in nature or basis.

b.         Without limiting the generality or comprehensiveness of subsection (a), Individual knowingly, voluntarily, fully, finally, and completely WAIVES, RELEASES, AND FOREVER DISCHARGES the Company from all claims, actions, causes of action, or demands existing as of the Effective Date, including without limitation any and all claims for injunctive relief; attorneys’ fees; expenses; costs; actual, compensatory, exemplary, or punitive damages; physical injuries; personal injuries; emotional injuries; mental anguish; physical pain and suffering; wrongful discharge; any claims Individual may have under, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, ,the Family and Medical Leave Act of 1993, the Fair Labor Standards Act (to the extent permitted by law), the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Chapter 21 of the Texas Labor Code, or any other civil rights statutes; harassment and/or discrimination because of sex, race, color, national origin, religion, age, disability, sexual orientation, veteran’s status, or any other protected classification; retaliation; incapacity; failure to pay proper wage, minimum wage, and/or overtime wages; unpaid wages; loss of wages; loss of earning capacity; loss of job security; humiliation; physical impairment and/or disfigurement; loss of consortium; harm to reputation; libel, slander, or defamation; medical expenses; personal property damage, loss, or diminution in value; tortious interference; promissory estoppel; negligence; gross negligence; assault or battery; strict liability; malice; invasion of privacy; intentional infliction of emotional distress; negligent infliction of emotional distress; loss or diminution of career advancement; loss of dignity; any and all claims arising under any other federal, state, or local statute, law, ordinance, rule, regulation, or order prohibiting employment discrimination or retaliation; any claim under tort, wrongful discharge, breach of contract, or breach of agreement; and any other theory, claim, or cause of action whatsoever, whether known or unknown.

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c.            By signing this Agreement, it is Individual’s intent to waive and release all claims and potential claims against the Company, save and except a claim for unemployment benefits, a workers’ compensation claim, and claims to enforce the terms of this Agreement.  In the unlikely event that a claim or potential claim (save and except for a claim for unemployment benefits, for workers’ compensation benefits, or to claims to enforce the terms of this Agreement) has been omitted from this general release, Individual hereby assigns and conveys said claims and potential claims to Company in exchange for Company’s obligations in this Agreement.

d.           Individual agrees to release and discharge the Company not only from any and all claims that Individual could make on Individual’s own behalf, but Individual also specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim or claims against the Company, or any of them, may arise, in whole or in part, from any event that occurred before the Effective Date.  If Individual is not permitted to opt out of a future class, then Individual agrees to waive any recovery for which Individual would be eligible as a member of such class.

e.          Individual represents and warrants that Individual has not filed, nor assigned to others the right to file, nor are there pending, any complaints, lawsuits, charges, or actions of any kind with any federal, state, or local court or with any federal, state, or local agency against Company that have not been resolved as of the Effective Date.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to prohibit Individual from filing a charge or complaint with, or assisting, participating or testifying in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, or any comparable state or local agencies. Notwithstanding the foregoing, Individual agrees to waive Individual’s right to recover individual monetary damages in any charge, complaint, or lawsuit filed by Individual or by anyone else on Individual’s behalf, except where such a waiver of individual relief is prohibited by law.

f.          Individual acknowledges that Individual has no right to receive any separation benefits under the Severance Program or any other program other than the benefits described in Paragraph 1.  Individual understands that their employment with the Company is ending as of the Effective Date.  Signing this Agreement, however, does not eliminate their right to receive (or the right to submit an ERISA claim or appeal with respect to) any vested benefits which Individual may have accrued under pension or savings plans (regardless of type of formula) in which Individual is a participant, or to receive any other employee benefits for which Individual is eligible under the express terms of any non-severance employee benefit plans, according to the terms of those plans as they may be amended from time to time, such as:

i.	If Individual has outstanding Company stock options that are vested, the ability to exercise such options within the period of time provided under the applicable equity plan and/or award agreement;

ii.	If Individual has outstanding Company stock options that are not vested, accelerated vesting of such options to the extent provided under the applicable equity plan and/or award agreement; and

iii.
If Individual received a grant of performance stock units (PSUs) and/or restricted stock units (RSUs), eligibility for a payment of such PSUs and RSUs as outlined under the applicable award agreements that Individual received and executed with the grants and, with respect to the PSUs, subject to the attainment of the applicable performance targets (all terms and conditions of such award agreements will remain in effect and are not superseded by this Agreement); and

g.           Individual acknowledges that Individual is separating from employment with no right to participate, now or at any future date, in any early retirement or separation or severance plan or practice which will or may be offered in the future.  Individual also understands that Individual has no right to payments or benefits under any prior separation or severance plan or practices in effect for Verizon, the former Bell Atlantic, the former GTE, DexYP, Dex One, Dex Media, RHDonnelley, the former MCI or any other predecessor of Thryv.

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5.            OWBPA/ADEA Release and Revocation Period.

a.           Pursuant to the Older Workers Benefit Protection Act (“OWBPA”), Individual hereby knowingly and voluntarily agrees to waive and release any right or claim under the Age Discrimination in Employment Act of 1967 (“ADEA”) against the Company.  Individual further agrees that: (a) this Agreement is written in a manner understood by Individual and is fully understood in all respects by Individual; (b) this Agreement refers to and specifically waives claims under the Age Discrimination in Employment Act, as amended; (c) Individual is not waiving rights or claims that may arise after the date this Agreement is executed; (d) Individual will receive valuable consideration in exchange for the waiver and release of claims included in this Agreement which substantially exceeds what Individual would otherwise have been entitled to receive; (e) Individual is represented by legal counsel and advised to consult with Individual’s legal counsel in advance of signing this Agreement; (f) Individual has twenty-one (21) days from the date Individual receives this Agreement or until their last day of employment, whichever is later, to consider whether or not to sign the Agreement; (g) Individual has seven (7) days following execution to revoke this Agreement, and the Agreement shall not take effect until those seven (7) days have ended (“Revocation Period”). Individual agrees that any changes to the Agreement, following Individual’s receipt thereof, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day consideration period.

b.            If Individual chooses to revoke the Agreement, Individual must deliver by e‑mail and certified mail, return receipt requested, a written notice of revocation to Lesley Bolger, Chief Legal Officer & HR to the following address: 2200 W. Airfield Drive; D/FW Airport, Texas 75261, as well as to Lesley.Bolger@thryv.com. Individual also understands that the separation payment or any other benefits to which they may become entitled by signing this Agreement will not be paid until after the expiration of the Revocation Period and will be forfeited if they do not return an executed copy of the Agreement by the end of the twenty-one (21) day consideration period set forth in Paragraph 5(a) or revokes the Agreement.

6.           FLSA. Individual agrees that they have received all wages (including overtime pay for all hours worked) and leave to which they were entitled as an employee of the Company and they are not aware of any facts or circumstances constituting a violation of the Fair Labor Standards Act, or any similar state law.  Individual expressly acknowledges, represents and agree that:  (i) they have suffered no occupational injuries or diseases arising out of or in connection with their employment with the Company; (ii) they honestly and accurately reported all hours worked during their employment, including through the date of this Agreement; (iii) Individual has been paid all compensation, wages, overtime, bonuses, commissions and/or benefits which were due and payable to them for all hours worked during their employment with the Company and that no other compensation, wages, overtime, bonuses, commissions and/or benefits are due or owing to them except as provided in this Release; and (iv) Individual has received all leave to which they were entitled and/or have not been denied any leave requested under the FMLA and any similar state or local laws.

7.          Confidential/Proprietary Company Information. Individual will keep confidential, and not disclose to anyone or use for any purpose, any confidential and proprietary information of Thryv. "Confidential and Proprietary information" means any oral or written technical or business information not generally known outside of Thryv, including without limitation, sensitive business information, trade secrets, intellectual property, customer records and lists, information relating to customers negotiations, policy manuals, merger and acquisition plans, training materials and marketing plans, corporate financial information, software and documentation, performance evaluations, analyses of competitive products, contracts and sales proposals, employment records, other critical and sensitive information, internal audit reports, and all information regarding Thryv for which Thryv owes a third party a duty of confidence or nondisclosure. In addition, Individual will cooperate with Thryv in protecting and enforcing its confidential proprietary information and other intellectual property.  Nothing in this provision shall prevent Individual from providing information as ordered by subpoena, court order, or other legal proceeding.  Individual agrees to promptly notify Company of such orders.

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8.           Confidentiality of Agreement.  Individual agrees that all matters related to this Agreement, including without limitation the terms and amount paid in settlement, if any, and Individual’s knowledge or purported knowledge of Company’s practices are to remain strictly confidential and shall not be disclosed unless required by law or the judicial process, as explained below, or as permitted by Paragraph 4(e) above.  Notwithstanding the foregoing restrictions, Individual may disclose the terms of the settlement to Individual’s spouse, tax and financial advisors, and attorneys, so long as such persons agree to be bound by the confidentiality terms of this Agreement, and to the IRS in response to an inquiry.  Nothing in this Agreement shall prohibit or restrict Individual, or Individual’s attorney, from initiating communications directly with, or responding to an inquiry from, or providing testimony before, the SEC, FINRA, or any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.  If Individual is served with a court order, subpoena, or other legal process that calls for disclosure of this Agreement, its terms, or Individual’s knowledge or purported knowledge of Company’s employment practices, Individual shall immediately provide the Company with written notice thereof, sent to Lesley Bolger, Chief Legal Office & HR to the following address: 2200 W. Airfield Drive; D/FW Airport, Texas 75261, as well as to Lesley.Bolger@thryv.com, along with a copy of the order, subpoena, or other legal process.  The breach of this paragraph shall not affect the continuing validity or enforceability of this Agreement.

9.         Return of Company Property.  Individual has returned to the Company all Company property, including, for example, files and records, proprietary information (as defined in paragraph 7 above), credit cards, employee IDs, computers, cell phones, pagers and office equipment, and if he later finds any Company property in his possession, Individual agrees to return it immediately.

10.        Employee Non-Solicitation. From the date Individual receives this Release for review, and for twelve (12) months after Individual separates from the Company, they will not, without written consent of Thryv, recruit, hire or retain, or assist or induce any person or business in recruiting, hiring or retaining, any active employee of Thryv that Individual gained knowledge of by virtue of their employment by the Company, or provide names or other information about any employees to any person or business.  Nothing herein is intended or to be construed as a prohibition against general advertising such as “help wanted” ads that are not targeted at the Company’s employees.

11.       Non-Compete and Non-Solicitation. During Individual’s employment with the Company and for a period of one (1) year following the termination of their employment with the Company (whether voluntary or involuntary and regardless of the reason for, or party initiating, the termination), Individual will not engage in any of the following activities on their own behalf or in any capacity on behalf of another person, company or other entity (collectively “others”):

(a)
Engage, directly or Indirectly, in any Competitive Activities within the Restricted Territory, whether on Individual’s own behalf or on behalf of any Competing Business, provided, however Individual is not prohibited from owning not more than five percent (5%) of any class of securities of any corporation (including any Competing Business) having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended;

(b)
Engage in any capacity, including as principal, agent, employee, employer, stockholder of more than five percent (5%) of the issued and outstanding stock, advisor, partner, or consultant, where Individual’s job functions are the same as or similar to their primary job functions performed within the last twelve (12) months of their employment with the Company in any business (or assist others to engage in any business) that is Directly Competitive with the Company’s Business in the Restricted Territory; or

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(c)
Have any Material Interest in any person, company or entity that is Directly Competitive with the Company’s Business in those states in which Individual had contact, directly or indirectly, with a Customer or Prospective Customer during the last twelve (12) months of their employment by the Company; or

(d)
Solicit, accept business from, serve, divert, or assist others in soliciting, accepting business from, serving, or diverting any Customer or Prospective Customer of the Company i) with which they have had any material business-related contact on behalf of the Company during the last twelve (12) months of their  employment with the Company; (ii) which they serviced on the Company’s behalf during the twelve months (12) prior to the date their employment with the Company terminates; or (iii) regarding which they have received Confidential Information.

As used in this paragraph, the following terms shall have the following meanings:

•
Company’s Business means a broad range of marketing and automated business services and solutions to allow businesses to manage their business, communicate with their customers, and generate customer leads for local, regional and national businesses, including developing messaging, optimizing online programs and leveraging products and services such as local business automation software and related tools, including but not limited to, customer management tools, invoicing, online and mobile search solutions, print and online yellow pages directories, voice based search platforms, a large pay-per-click network, display, social and related solutions and services.

•
Competing Business means any individual (including the Individual), corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is directly engaged in whole or in relevant part in any business or enterprise which is the same as, or similar to, the Company’s Business, or that is taking material steps to engage in such business.

•
Competitive Activities means the development, marketing, sale, or provision of Competitive Products. Competitive Activities do not include restrictions on the practice of law to the extent such restrictions would be prohibited by Texas Rules of Professional Conduct 5.06.

•	Competitive Products means products and/or services of the type conducted, authorized, offered, or provided by Company within two years prior to the Individual’s termination of employment.

•
Directly Competitive means any business or activity that is the same as or substantially similar to those aspects of the Company’s Business in which the employee had involvement, provided services, or received Confidential Information about during the last twelve (12) months prior to the date their employment with the Company terminates.

•
Material Interest means the ownership of more than five percent (5%) of the total outstanding equity of a company or other entity, or the right to control the management, operations or affairs of others, or the exercise of control over or the management of others.

•	Customer means any person, company or other entity that has entered into an agreement or similar business arrangement with the Company relating to the Company’s Business.

•
Prospective Customer means any person, company or other entity that the Company reasonably identifies as a potential customer and who, at any time during the last twelve (12) months of my employment with the Company; I had knowledge that the Company has had contact with concerning that person, company or other entity becoming a customer of the Company.

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•
Restricted Territory means the territory in which Individual worked, represented Company or its affiliates, or had business contact with Company’s Customers or Prospective Customers in the two-year period preceding the date Individual’s employment with the Company terminates.

12.         Non-Disparagement.  Subject to Individual’s rights in Paragraph 4(e) above, Individual shall not make any disparaging remarks or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of the Company Releasees, or otherwise make remarks that may reflect negatively upon any of the Company Releasees.  Should Individual commit a material breach of this paragraph, Individual agrees to pay Company, as liquidated damages and not a penalty, 50% of the total settlement amount referenced in Paragraph 1 above.  The breach of this paragraph shall not affect the continuing validity or enforceability of this Agreement.

13.       Cooperation. Individual agrees that Individual will be available, upon reasonable notice, to respond to questions and provide assistance to Thryv regarding matters for which Individual was responsible or about which Individual had knowledge in connection with Individual’s employment with the Company. Individual further agrees to fully cooperate in any potential or pending litigation that may involve them in any capacity as a result of their employment with the Company. This includes, if requested, meeting at mutually convenient times with the Thryv’s attorneys, attending meetings, depositions and trial, and providing truthful testimony.

14.         West Virginia Waiver. If I live or work in West Virginia, I acknowledge that the Company has advised me that the toll free number of the West Virginian Bar Association is 1-866-989-8227.

15.         Taxes.  Individual shall be responsible for all federal, state, and local tax liability (including but not limited to income tax on COBRA payments and benefits) that may arise from amounts payable or other consideration given under this Agreement.  Individual specifically authorizes Company to withhold all or any portion of payments due under this Agreement to satisfy required withholdings with respect to compensation received by Individual (regardless of whether such compensation is received under this Agreement or another arrangement with Company).  Individual warrants that Individual is not relying on the judgment or advice of any of the Company or their counsel concerning the tax consequences of this Agreement and the payments made pursuant to this Agreement.  Individual agrees to indemnify and hold Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Company for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses, or damages sustained by Company by reason of any such claims, including any amounts paid by Company as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.  The Parties intend that all payments and benefits hereunder shall either qualify for an exemption from or comply with the applicable rules governing non-qualified compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance thereunder (collectively, “Section 409A”) so that payments and benefits will not be subject to additional tax and interest under Section 409A and all provisions of this Agreement shall be construed in a manner consistent with that intention.  References to separation from service, last day of employment, termination date and similar phrases mean “separation from service” within the meaning of Section 409A and the regulations and guidance thereunder for purposes of determining payment timing.  Notwithstanding the foregoing, Company shall have no liability with regard to any failure to comply with Section 409A.

16.         No Admissions.  This Agreement is not and shall not in any way be construed as an admission by any of the Company Releasees of any acts of liability or fault whatsoever with respect to Individual or any other person, or that the Company violated any federal, state, or local law, or that the Company’s actions were unwarranted, discriminatory, retaliatory, or otherwise unlawful, and instead constitutes the good faith settlement of disputed and unresolved claims.  The Company specifically denies and disclaims any liability to Individual or any other person or entity and contends Individual’s allegations are wholly without merit.

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17.         Non-Waiver.  Any failure of the Company to enforce its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

18.        Entire Agreement. This Agreement supersedes any and all prior agreements, arrangements, or understandings between the Parties regarding the subject matter herein, except any mutual arbitration agreement individually entered into between the Parties.  Such mutual arbitration agreements are intended to remain in full force and effect.  The Parties acknowledge and agree that there have been no representations, promises, understandings, or agreements made by either Party as an inducement for the other Party to enter into this Agreement other than what are expressly set forth and contained in the terms of this Agreement.  The Parties further agree that no evidence of prior promises, commitments, agreements, arrangements, or understandings, nor any oral statements of any kind, can be used to attempt to alter, amend, modify, or in any way change the written terms of this Agreement.  Furthermore, the Parties cannot agree orally to alter, amend, modify, or in any way change the terms of this Agreement, and can make such alterations, amendments, modifications, or changes only in a written document that references this Agreement specifically and is signed by an authorized representative of each Party.

19.       No Assignment/Indemnity.  Individual hereby represents and warrants that Individual has not assigned, pledged, placed a lien upon, or otherwise in any manner sold or transferred, or purported to assign or transfer, any interest in any claim, demand, action, and/or cause of action Individual has or may have against any of the Company.  Individual may not assign or transfer any rights or obligations under this Agreement.

20.         Law.  The Severance Program is governed by federal law (ERISA) and Individual acknowledges that ERISA overrides and pre-empts state law. If not preempted by ERISA or other federal law, the interpretation and enforceability of this Agreement shall be governed by the laws of the state in which Individual is working on the date of his/her separation from service, without regard to that state's conflict of laws rules.

21.         Breach and Remedies – Individual acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of Company, and the restrictions contained in this Agreement will not prevent Individual from earning a livelihood during the applicable period of restriction.  Individual acknowledges that if Individual materially breaches or threatens to materially breach this Agreement, including but not limited to the obligations in Paragraphs 10-12, and/or commences a suit, action or complaint in contravention of the release and waiver of claims herein, Company’s obligation to pay consideration referred to above shall immediately cease and Company shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payment(s) made to Individual under this Agreement, as well as all costs and attorneys’ fees incurred because of any breach of this Agreement or attempts by Individual to challenge this Agreement.  Individual agrees that a breach of any provision of this Agreement will cause serious and irreparable damage to Company that will be difficult to quantify and for which a remedy at law for monetary damages alone will not be adequate.  Accordingly, Individual agrees that Company shall be entitled to temporary, preliminary, and permanent injunctive relief, specific performance, and other equitable relief without bond, if Individual has breached or threatens to breach any obligations in this Agreement.

22.       Severability – Individual and Company agree that if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to all of Company’s legitimate business interests, and such modification shall not affect the remaining provisions of this Agreement, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

23.       Survival – All non-competition, non-solicitation, and non-disclosure and use obligations under Paragraphs 10-12 of this Agreement shall survive the Individual’s termination and the Effective Date of this Agreement and no dispute regarding any other provisions of this Agreement, Individual’s employment, or Individual’s termination from employment shall prevent the operation and enforcement of these obligations.

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24.        Representations and Warranties.  The Parties represent and warrant that:  (a) they have consulted with the respective counsel of their own choosing prior to executing this Agreement and are relying upon their own and their attorney’s judgment, belief, and knowledge with respect to the terms and effect of this Agreement; (b) none of the Parties is relying on another Party, or another Party’s attorneys, for any advice or counsel, whether same is legal, tax, or other advice; (c) the Parties have not been induced to enter this Agreement by a statement, action, or representation of any kind or character made by the persons or entities released under this Agreement, or any person or persons representing them, other than those expressly made in this Agreement; (d) the Parties are legally competent to execute this Agreement; (e) they have carefully read and understand this Agreement, and have executed it freely, voluntarily, and without duress; (f) they are fully and completely informed of the facts relating to the subject matter of this Agreement, the claims being compromised are disputed, and all enter into this Agreement voluntarily after having given careful and mature consideration of the making of this Agreement; (g) they fully understand and intend this Agreement to be a full, final, and complete resolution of all matters described herein; and (h) they have actual authority to execute this Agreement.  Furthermore, Individual represents and warrants that Individual has been fully and appropriately paid by Company for all hours worked and services rendered, and that Individual has no outstanding claims of any nature against any of the Company Releasees, including but not limited to claims for wages, work-related injuries, or otherwise.

25.         Acknowledgement.  Individual understands that as a matter of prudent business planning, Company periodically reviews and evaluates various proposals for changes in compensation and benefit programs, including separation programs.  Individual understand that some of these proposals, if finally approved and implemented, might be more advantageous or less advantageous than this program.  Individual understands that unless and until Thryv formally announces such changes, no one is authorized to give assurance that such changes will or will not occur.  Individual understands that if Individual separates from service and receive benefits under this program, Company may adopt new or modify existing programs or benefits in the future that may be more or less advantageous to Individual than this program.  Individual understands that Individual should not expect or assume that any such new or modified programs or benefits will be extended on a retroactive basis to anyone who separates from service and receives benefits under this program.

26.         Electronic Signatures.  Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.

Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

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I have read each and every paragraph of this Agreement.  I have been advised to consult with my attorney, and because of the opportunity to consult with my attorney, I understand my respective rights and obligations.  I am signing this Agreement after having had a reasonable period to consider it and I am knowingly waiving additional time for review.

I further acknowledge that I understand the above Agreement includes the release of all claims.  I understand that I am waiving unknown claims and I am doing so intentionally.

******************************************************************************

You may not sign this release prior to your last day worked.

Signature:	/s/ James McCusker
(Required)

Name:	James McCusker
(Required)

Employee ID:	[redacted]
(if known)

Date:	December 20, 2024
(Required)

Personal E-mail address:	[redacted]

Home Telephone Number:	[redacted]

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Thryv
Explanation of Severance Calculation

SEVERANCE CALCULATION: As outlined in Paragraph 1 of the Confidential Separation Agreement and Release (the “Agreement”), Cash Severance and a Prorated 2024 Bonus are two components of the consideration for the Agreement.

Cash Severance
Cash Severance is paid in installments in accordance with Thryv’s payroll schedule.  As long as you adhere to the terms of the Agreement, the total Cash Severance amount you will receive is equal to:

Your weekly compensation, TIMES 78
PLUS
Your target bonus TIMES 1.5

Your severance pay will be paid in installments in accordance with Paragraph 3 of the Agreement.

Weekly compensation
Your weekly compensation is determined as of the date you receive your Day One Notification, and is equal to your annual base pay divided by 52.

Target bonus
Your target bonus is the target bonus under the Thryv short-term incentive plan applicable to you on the date of your termination from employment.

Name	James McCusker

DATA AT TIME OF NOTIFICATION:
A	Projected Separation Date	12/31/2024
B	Final Base Pay	425,000.00
C	Target STI Award	297,500.00
D	Severance Benefit Period	78

SEVERANCE PAYMENT CALCULATION:
Weekly Compensation (B ÷ 52)		8,173.08
Severance Benefit Period	x	78
Total Severance Payment	=	637,500.00
PLUS
Target Bonus		297,500.00
Bonus multiplied	x	1.5
Total Target Bonus Severance	=	446,250.00

Total Cash Severance*	=	1,083,750.00

*Cash Severance is a paid in installments in accordance with the Thryv’s payroll schedule.

Prorated 2024 Bonus
In addition to the Cash Severance calculated above, as long as you adhere to the terms of the Agreement, you may receive a Prorated 2024 Bonus.  This amount will be calculated in accordance with the applicable Short-Term Incentive Plan after the end of the year, will be based on final Company performance for the entire performance period, and will be prorated based on the number of days worked in 2024.  In accordance with Paragraph 3 of the Agreement and Board of Director approval for general payout under the bonus program, the Prorated 2024 Bonus is payable in 2025 (the calendar year following the calendar year that includes your termination date) at the same time as bonuses are otherwise paid under that bonus program.

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IMPORTANT PENSION INFORMATION

Since you have received a reduction in force (RIF) package, we want to provide you with additional information about your benefits in order to help you make informed decisions. This material provides you with detailed information on how to start your pension, if applicable.

Retiring as a Result of a RIF

Please review the following information.

•
Generally, you will be required to work for the duration of your notification period. Based on the needs of the business, you may have an option to leave earlier than the end of this period. Contact your supervisor if you have questions regarding your notification period.

•
Whether or not you are permitted to decline all or part of your notification period is determined by the company. It is not determined by the Benefits Service Center or by the Severance or Pension Plan Administrators. This determination by the company requires the approval of your supervisor and department Vice President.

•
Your benefit commencement date cannot be earlier than the first day of the month following your last day paid. Actual payment of pension benefits requires a lead time of at least 31 days after the Benefit Center receives the properly signed and completed pension commencement forms.

•
It’s important that you start finding out about your pension benefit right away so you can make an informed decision. We also recommend that you review and discuss your pension distribution alternatives and financial situation with your personal financial advisor.

Your Pension Benefit Commencement Date

•	Your election to commence your pension benefit MUST be made BEFORE your desired benefit commencement date and must be made by calling the applicable Benefit Services Center shown below:

•	Former YP Plan – CBIZ – 1-844-977-3674

•	Former SuperMedia, Dex One & Dex Media Pension Plans – Milliman - 1-866-767-1212

•
Your benefit commencement date cannot be earlier than the first day of the month following your last day paid, and the actual payment of pension benefits requires a lead time of at least 31 days after the Benefit Center receives the properly signed and completed pension commencement forms.

How to Obtain a Pension Estimate/Retirement Package

Call the applicable Benefit Services Center shown above.  Request a Pension Estimate and Election Package for the desired benefit commencement date available after your separation date.

You will need to provide the following information to the Benefit Services representative:

o	Your “anticipated date of termination,” which is your last day on the payroll. Please refer to the termination date provided in your separation package.

o	Your “benefit commencement date,” which will be the first of any future month following your termination date.

o	Marital status and any beneficiary information.

NOTE:	You should receive your requested Pension Estimate and Election Package by mail in 15-30 days.

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•
Your pension estimate and the calculation in your pension package MAY differ from your final pension entitlement.  However, if you retire soon after receiving your estimate or retirement package, your final benefit should not be dramatically different. Both the estimate and the retirement package are based on certain assumptions and do not include final data about you. For example, service, age, pension band and supplemental earnings (if applicable) are projected based on the most current information on file. If your final data is different from these assumptions, the differences will be reflected in the amount of the benefit that is ultimately payable to you. The Plan Administrator reserves the right to correct any errors. If it is determined at any time that the information provided conflicts with the benefit defined by the pension plan, the provisions of the pension plan will prevail. The federal law known as ERISA requires that a pension plan be operated in accordance with the provisions as written in the plan document.

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Career Services Benefits

As part of your separation package, you are eligible to receive career transition services from Lee Hecht Harrison (LHH) to support you during your job search.  This benefit, provided to you at no cost by Thryv, includes assistance with career transition consulting.

Lee Hecht Harrison career transition services can give you the competitive advantage you need to find your next position in today’s market, by helping you to understand the new opportunities and pitfalls of a modern day job search; teaching you how individuals are learning about and landing opportunities today; and offering proven career strategies that could potentially shorten your job search.

CAREER TRANSITION CONSULTING

If you do not find a new position within your notification period, you will be eligible to participate in Lee Hecht Harrison’s career transition program.

The program covers a full array of up-to-date techniques for planning, preparing and launching an effective job search or identifying other career options.  Your career transition program will cover:

•	Developing Resumes that Get Results

•	Effective Interviewing Techniques

•	Networking Tips (70% of all Interviews are a result of Effective Networking)

•	Guidance on Social Media Networking such as Linkedln

•	Successful Strategies for Negotiating and Evaluating Job Offers to get The Best Possible Salary and Terms

•	Identifying Your Career Path and Defining Your Major Accomplishments, Skills and Capabilities

•	Various Job Market Approaches

•	Job Search Techniques and a Job Search Plan

•	Access to over 3,000 SkillSoft courses

Additional information about these services is described in the LHH materials provided with this severance package.

Career transition services through LHH expire the earlier of twelve (12) months after the date of your separation or three (3) months from the date you first engage in using these services.

Whether you are clear about your goals or undecided about next steps, please give Lee Hecht Harrison a no obligation call at 1-888-899-9306 for help making an informed decision on what is best for you.

COBRA CONTINUATION COVERAGE

 You and your eligible dependents are eligible to continue medical (including prescription drug), dental, EAP, health care FSA, and/or vision coverage through COBRA, but you must make the premium payments.  To receive coverage, you must complete the COBRA election form by the date indicated in your COBRA packet.  A COBRA packet will be sent to your home from the Thryv Benefit Center within 2 to 4 weeks of your separation.

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Disclaimer

Every effort has been made to ensure the accuracy of the information included in this document. If, however, there is any ambiguity or any discrepancy between the information contained in this document and the official plan document, the plan document will govern.

Some employees might not be eligible for the benefits described here and may have inadvertently accessed this information. For example, benefits for union-represented employees are determined through the process of collective bargaining, and this Severance Package generally does not apply to union-represented employees (except where the applicable collective bargaining agreement expressly provides for participation in this plan).

Thryv reserves the right to modify, amend or terminate this program at any time, for any reason, with or without advance notice to participants.

As a matter of prudent business planning, Thryv  is continually reviewing and evaluating various proposals for changes in compensation and retirement programs, as well as proposals for separation programs like this program.  Some of these proposals, if finally approved and implemented, might be more advantageous or less advantageous than this current program.  Because of the need for confidentiality, such decisions are not discussed or evaluated below the highest level of senior management.  Any managers, supervisors, and employees below such levels do not know whether Thryv will or will not adopt any future compensation and/or severance programs and are not in a position to speculate about future programs.  Unless and until such changes are formally announced by Thryv and/or the participating companies, no one is authorized to give assurance that such changes will or will not occur.  If you separate from service and receive benefits under this program or any other program, you should understand that Thryv and/or the participating companies may adopt new or modified programs or benefits in the future that depending on your individual circumstances may be more or less advantageous to you than the current program and other Thryv programs.  You should not expect or assume that any such new or modified programs or benefits will be extended on a retroactive basis to anyone who separates from service and receives benefits under this program or any other Thryv plan or program.

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